As filed with the Securities and Exchange Commission on October 6, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

ABRAXAS PETROLEUM CORPORATION
(Exact name of issuer as specified in its charter)

NEVADA	74-2584033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
 (Address of principal executive offices) (Zip Code)

ABRAXAS PETROLEUM CORPORATION 2005 EMPLOYEE
LONG-TERM EQUITY INCENTIVE PLAN
(Full Title of the Plan)
__________________________

Robert L. G. Watson
Chairman of the Board, President and Chief Executive Officer
Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
 (Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

Large accelerated filer    ☐                                                                       Accelerated filer   ☒

Non-accelerated filer      ☐                                                                     Smaller reporting company   ☐
(Do not mark if a smaller reporting company)

5553660v.2
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	3,100,000 shares (1)	$ 1.75 (2)	$5,425,000 (2)	$302.72

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement registers an indeterminate number of plan interests to be offered pursuant to the employee benefit plans described herein.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Company’s common stock that become issuable under the employee benefit plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the Company’s outstanding shares of common stock.

(2)
In accordance with Rule 457(h), computed upon the basis of the prices reported on the Nasdaq Stock Market on October 5, 2009. This price is used solely for the purpose of calculating the registration fee.

PART II

Explanatory Note:

This Registration Statement on Form S-8 is being filed with respect to the Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan, as amended (the “2005 Plan”), for the purpose of registering an additional 3,100,000 shares of common stock issuable under the 2005 Plan.  The additional shares for the 2005 Plan were authorized for issuance under the 2005 Plan as a result of an amendment to the 2005 Plan that was approved by our stockholders at the special meeting of stockholders held on October 5, 2009.

We previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-3135032 and 333-135032-1) on June 15, 2006 that registered 1,200,000 shares issuable under the 2005 Plan and a Registration Statement on Form S-8 (File No. 333-153635) on September 23, 2008 registering an additional 900,000 shares of common stock issuable under the 2005 Plan [(collectively the “Prior Registration Statement”)].

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock have been sold or which deregisters any Common Stock then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

(a)           The Registrant’s latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed:

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 24, 2009.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above:

•	our Notification on Form 12b-25 filed with the Commission on May 11, 2009;

•	our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2009 filed with the Commission on May 14, 2009;

•	our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2009 filed with the Commission on August 10, 2009;

•	our Current Report on Form 8-K filed with the Commission on March 19, 2009;

•	our Current Report on Form 8-K filed with the Commission on May 6, 2009;

•	our Current Report on Form 8-K filed with the Commission on May 7, 2009;

•	our Current Report on Form 8-K filed with the Commission on June 23, 2009;

•	our Current Report on Form 8-K filed with the Commission on July 2, 2009;

•	our Current Report on Form 8-K filed with the Commission on July 13, 2009;

•	our Current Report on Form 8-K filed with the Commission on July 21 2009;

•	our Current Report on Form 8-K filed with the Commission on August 3, 2009;

•	our Current Report on Form 8-K filed with the Commission on August 17, 2009;

•	our Current Report on Form 8-K filed with the Commission on September 1, 2009;

•	our Current Report on Form 8-K filed with the Commission on September 8, 2009 and

•	our Current Report on Form 8-K filed with the Commission on September 28, 2009.

(c)           See “Description of Registrant’s Securities to be Registered” in Registration Statement No. 34-1-16071 on Form 8-A-12B filed on July 24, 2008 and incorporated herein by reference.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the Commission in accordance with Commission rules and regulations) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4.  Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our articles of incorporation contain a provision that eliminates the personal monetary liability of directors and officers to us and our stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada GCL.  To the extent certain claims against directors or officers are limited to equitable remedies, this provision of our articles of incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care.  Additionally, equitable remedies may not be effective in many situations.  If a stockholder’s only remedy is to enjoin the completion of the Board of Director’s action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed.  In such a situation, it is possible that we and our stockholders would have no effective remedy against the directors or officers.

Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute.  The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

The Nevada GCL permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys’ fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty.  Our bylaws provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada GCL.

Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.  We currently have a directors’ and officers’ liability insurance policy in effect providing $10.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

We have entered into indemnity agreements with each of our directors and officers.  These agreements provide for indemnification to the extent permitted by the Nevada GCL.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Registration Statement on Form S-4, No. 33-36565 (the “S-4 Registration Statement”)).

3.2	Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990. (Filed as Exhibit 3.3 to the S-4 Registration Statement).

3.3	Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).

3.4
Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995.  (Filed as Exhibit 3.4 to Abraxas’ Registration Statement on Form S-3, No. 333-00398 (the “S-3 Registration Statement”)).

3.5	Articles of Amendment to the Articles of Incorporation of Abraxas dated as of August 12, 2000. (Filed as Exhibit 3.5 to Abraxas’ Annual Report on Form 10-K filed April 2, 2001).

3.6	Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Current Report on Form 8-K. on November 17, 2008).

4.1	Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).

4.2	Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to Abraxas’ Annual Report on Form 10-K filed on March 31, 1995).

4.3	Abraxas Petroleum Corporation 2005 Employee Long-Term Equity Incentive Plan (Filed as Annex C to Abraxas’ Proxy Statement filed with the Securities and Exchange Commission on September 8, 2009).

5.1*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of Jackson Walker L.L.P. (Filed with Exhibit 5.1).

23.3*	Consent of DeGolyer and MacNaughton

______________________

*	Filed herewith

The Registrant undertakes that it will submit or has submitted the plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9.  Undertakings.

The Registrant undertakes the following:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas October 6, 2009.

ABRAXAS PETROLEUM CORPORATION

By:    /s/ Robert L. G. Watson
Robert L.G. Watson,
Chairman of the Board, President and
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints Robert L.G. Watson and Chris E. Williford his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Signature	Name and Title	Date
/s/ Robert L.G. Watson Robert L. G. Watson	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and Director	October 6, 2009
/s/ Chris E. Williford Chris E. Williford	Executive Vice President, Treasurer, and Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2009
/s/ Craig S. Bartlett, Jr. Craig S. Bartlett, Jr.	Director	October 6, 2009
/s/Franklin A. Burke Franklin A. Burke	Director	October 6, 2009
/s/Harold D. Carter Harold D. Carter	Director	October 6, 2009
/s/Ralph F. Cox Ralph F. Cox	Director	October 6, 2009
/s/Dennis E. Logue Dennis E. Logue	Director	October 6, 2009
/s/ Paul A. Powell, Jr. Paul A. Powell, Jr.	Director	October 6, 2009

EXHIBIT INDEX

Exhibit No.                       Description

5.1	Opinion of Jackson Walker L.L.P. as to the legality of the Common Stock being registered (Filed herewith)

23.1	Consent of BDO Seidman, LLP (Filed herewith)

23.2	Consent of Jackson Walker L.L.P. (Found in Exhibit 5.1)

23.3           Consent of DeGolyer and MacNaughton (Filed herewith)